Exhibit 4.3

CERTAIN INFORMATION IDENTIFIED WITH THE FOLLOWING MARK: [***] HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TERM LOAN C NOTE

February [__], 2022

$10,000,000.00	Stamford, Connecticut

The undersigned, for value received, promises to pay to the order of POST ROAD SPECIAL OPPORTUNITY FUND II LP, a Delaware limited partnership (the “Lender”), at the principal office of POST ROAD ADMINISTRATIVE LLC (the “Administrative Agent”) in Stamford, Connecticut the aggregate unpaid amount of Term Loan C made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of Term Loan C from the Second Amendment Closing Date until such Term Loan C is Paid in Full, payable at the rate(s) and at the time(s) set forth herein and in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

The unpaid principal amount of Term Loan C shall bear interest for the period commencing on the Second Amendment Closing Date through the date Term Loan C is Paid in Full in cash or same day funds at a rate equal to (A) LIBOR (with a set Interest Period) plus (B) 12.0% per annum. Notwithstanding anything herein or in the Credit Agreement to the contrary, any payment made in respect of Term Loan C pursuant to the terms of this Term Loan C Note (this “Note”) or the Credit Agreement (as hereinafter defined) (or deemed made due to an acceleration (whether optional or automatic) of the Obligations) shall be accompanied with an additional amount (such amount, the “MOIC Amount”), sufficient to achieve (i) a *** to 1.00 multiple of invested capital with respect to Term Loan C (“MOIC”) if paid on or before the three (3) month anniversary of the Second Amendment Closing Date, (ii) a *** to 1.00 MOIC if paid after the three (3) month anniversary but on or before the six (6) month anniversary of the Second Amendment Closing Date, (iii) a *** to 1.00 MOIC if paid after the six (6) month anniversary but on or before the nine (9) month anniversary of the Second Amendment Closing Date, (iv) a *** to 1.00 MOIC if paid after the nine (9) month anniversary but on or before the twelve (12) month anniversary of the Second Amendment Closing Date, and (v) a *** to 1.00 MOIC if paid after the twelve (12) month anniversary of the Second Amendment Closing Date, each on the aggregate principal amount repaid since the Second Amendment Closing Date. MOIC shall be calculated based on (i) the sum of all fees, interest, premiums, principal and other payments received in cash by the Lenders in respect of the Obligations since the Second Amendment Closing Date (excluding, for the avoidance of doubt, any Administrative Agent’s Fees pursuant to Section 4.1 of the Credit Agreement, any original issue discount fees pursuant to Section 4.2 of the Credit Agreement, and any reimbursement of out of pocket costs or expenses and any indemnification payments made to the Lenders not in respect of the Obligations), as the numerator and (ii) the highest principal amount at any time outstanding under this Note, as the denominator. For the avoidance of doubt, in addition to the foregoing, the Obligations may bear interest at the Default Rate pursuant to Section 3.2 of the Credit Agreement and the undersigned may elect to defer until the Maturity Date payment of accrued and unpaid interest on Term Loan C pursuant to Section 3.3 of the Credit Agreement.

All Obligations shall be due and payable on the earlier of (A) August [4], 2023, or (B) the date to which the Obligations are accelerated pursuant to ARTICLE XIII of the Credit Agreement. Notwithstanding the foregoing, if at any time during the term of the Credit Agreement the Loan Parties, when evaluated on a consolidated basis amongst all Loan Parties collectively, achieve a Senior Net Leverage Ratio of at least *** to 1.00 (as set forth in a duly completed compliance certificate), then Term Loan C shall be recapitalized and added to the principal amount of Term Loan A (such occurrence, the “Senior Net Leverage Ratio Recapitalization”).

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of November 17, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain Persons (including the Lender) and the Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

[Signature page follows.]

Signature Page to Term Note

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its duly authorized officer as of the date first set forth above.

T3 COMMUNICATIONS, INC.,
a Nevada corporation

By:
Name:
Title:

Signature Page to Term Note